SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement              |_| Confidential, For Use of the
|X|  Definitive Proxy Statement                   Commission Only (as permitted
|_|  Definitive Additional Materials               by Rule 14a-6(e)(2))
|_|  Soliciting Material Pursuant to Rule14a-12

                              NIKU CORPORATION
                              ----------------
              (Name of Registrant as Specified in Its Charter)
              ------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)   Title of each class of securities to which transaction applies:

       (2)   Aggregate number of securities to which transaction applies:

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

       (4)   Proposed maximum aggregate value of transaction:

       (5)   Total fee paid:

|_|    Fee paid previously with preliminary materials:

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

       (1)   Amount previously paid:

       (2)   Form, Schedule or Registration Statement No.:

       (3)   Filing Party:

       (4)   Date Filed:

                              NIKU CORPORATION
                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                       TO BE HELD ON OCTOBER 10, 2002


To our Stockholders:

         NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Niku Corporation, a Delaware corporation, will be held at Niku's principal executive office located at 305 Main Street, Redwood City, California 94063, on Thursday, October 10, 2002, at 10:00 a.m., local time, for the following purposes:

         1. To approve a series of amendments to Niku's Amended and Restated Certificate of Incorporation to effect a reverse stock split of Niku's common stock whereby each outstanding 10, 15 or 20 shares of common stock would be combined and converted into one share of common stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments as permitted under
Section 242(c) of the Delaware General Corporation Law, to be determined by the board of directors in its discretion; and

         2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

         The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof.

         The board of directors has fixed the close of business on Tuesday, September 3, 2002, as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

         Whether or not you expect to attend the special meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the special meeting. If you send in your proxy card and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                        By Order of the Board of Directors


                                        /s/ Farzad Dibachi
                                        ----------------------------------------
                                        Farzad Dibachi
                                        President, Chief Executive Officer and
                                        Chairman of the Board

Redwood City, California
September 5, 2002

                              NIKU CORPORATION
                              305 Main Street
                       Redwood City, California 94063

                              PROXY STATEMENT

General Information

         This proxy statement is furnished to stockholders of Niku Corporation, a Delaware corporation ("Niku"), in connection with the solicitation by the board of directors of Niku of proxies in the accompanying form for use in voting at a special meeting of stockholders to be held on Thursday, October 10, 2002, at 10:00 a.m., local time, at Niku's principal executive office located at 305 Main Street, Redwood City, California 94063, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked, will be voted at the special meeting. This proxy statement is being mailed to stockholders on or about September 5, 2002.

Revocability of Proxy

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Niku (to the attention of the Corporate Secretary of Niku, at the address of Niku's offices listed above) a written notice of revocation or a duly executed proxy bearing a later date; or (2) attending the special meeting and voting in person.

Solicitation and Voting Procedures

         Niku has hired Georgeson Shareholders to assist in the solicitation of proxies, which will be conducted by mail. Niku will bear all attendant costs, including the estimated proxy solicitation cost of $10,000 plus reasonable out-of-pocket expenses for this service, other expenses of preparing and mailing proxy materials for the special meeting, and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of Niku's common stock. Niku may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.

         The close of business on Tuesday, September 3, 2002 has been fixed as the record date for determining the holders of shares of Niku's common stock entitled to notice of and to vote at the special meeting. As of the close of business on the record date, Niku had 73,111,829 shares of common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting of a majority, or 36,555,915 of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Each outstanding share of common stock on the record date is entitled to one (1) vote on all matters.

         An automated system administered by Niku's transfer agent will tabulate votes cast by proxy, and an employee of Niku will tabulate votes cast in person at the special meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for purposes of a quorum, and each is tabulated separately. However, since Delaware law provides that a reverse split requires the approval of the holders of a majority of Niku's outstanding shares, not merely a majority of the shares present in person or represented by proxy at the special meeting, shares represented by abstentions and broker non-votes will be considered to be entitled to vote and will have the effect of votes AGAINST Proposal No. 1. If no specific instructions are given with respect to matters to be acted upon at the special meeting, shares of common stock represented by a properly executed proxy will be voted FOR Proposal No. 1.

                               PROPOSAL NO. 1

             APPROVAL OF AMENDMENTS TO THE AMENDED AND RESTATED
        CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

General

         The board of directors has unanimously adopted resolutions approving, subject to approval by Niku's stockholders, a series of proposed amendments to Niku's Amended and Restated Certificate of Incorporation, to effect a reverse stock split, at the discretion of the board of directors pursuant to Section 242(c) of the Delaware General Corporation Law.

         The forms of the proposed amendments to effect the reverse stock split are attached hereto as Appendices A-1, A-2 and A-3 (the "Proposed Amendments"). Under the Proposed Amendments, each outstanding 10, 15 or 20 shares of common stock, respectively, would be combined and converted into one share of common stock. The effectiveness of one of the Proposed Amendments and the abandonment of the other Proposed Amendments, or the abandonment of all of the Proposed Amendments, will be determined by the board of directors in its discretion following the Special Meeting. The Proposed Amendments will not change the number of authorized shares or the par value of Niku's common stock or preferred stock.

         If the board of directors determines to effect a reverse stock split by filing one of the Proposed Amendments with the Secretary of State of the State of Delaware, all other Proposed Amendments will be abandoned. Approval of the Proposed Amendments will authorize the board of directors in its discretion to effect a reverse stock split in any of the following ratios: 1:10, 1:15 or 1:20, or to not effect any reverse stock split. The board of directors believes that stockholder approval of selected exchange ratios within this enumerated range (as opposed to approval of a specific exchange ratio) provides the board of directors with maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of Niku and its stockholders.

         Niku's common stock presently is quoted on the Nasdaq National
Market under the symbol "NIKU." Under the listing maintenance standards for the Nasdaq National Market and the Nasdaq SmallCap Market, if the closing bid price of a listed company's common stock remains below $1.00 per share for 30 consecutive trading days, Nasdaq issues a deficiency notice to such company. If the closing bid price subsequently does not reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may delist such company's common stock from trading on the Nasdaq National Market or the Nasdaq SmallCap Market. Niku has received such a deficiency notice in June 2002, and if Niku's current trading pattern continues, Niku expects to receive such a delisting notice in early September.

         In order for Niku's common stock to continue to be quoted on the Nasdaq National Market, Niku also must satisfy various other listing maintenance standards established by Nasdaq. Among other things, Niku is required to have either (i) stockholders' equity of at least $10 million,
(ii) a market capitalization of $50 million, or (iii) total assets of $50 million and total revenue of $50 million. In addition, Niku's common stock must have a minimum bid price of $1.00 per share (if Niku satisfies requirement (i) above) or $3.00 per share (if Niku does not satisfy requirement (i) above). Because Niku currently does not satisfy any of requirements (i), (ii) or (iii) above, Niku expects that it may not continue to be quoted on the Nasdaq National Market, even if a reverse stock split is approved.

         For listing on the Nasdaq SmallCap Market, Niku is required to have either (i) stockholders' equity of $2.5 million, (ii) a market capitalization of $35 million, or (iii) net income from continuing operations (in the latest fiscal year or in two of the last three fiscal years) of $500,000. Because Niku currently does not satisfy any of these requirements (i), (ii) or (iii), Niku expects to request an extension by Nasdaq so as to enable Niku to come into compliance with one of these requirements for continued listing on the Nasdaq SmallCap Market. In the event that Niku does not obtain this extension or is otherwise unable to promptly meet one of these requirements, Niku will be delisted from the Nasdaq SmallCap Market and will be required to trade on the OTC Bulletin Board, even if a reverse split is approved.

         The reverse split will not satisfy any of the other listing requirements described above, but will address Nasdaq's minimum bid price requirement, which is a condition of continued listing on both the Nasdaq National Market and The Nasdaq SmallCap Market.

Purpose

         If Nasdaq delists Niku's common stock from the Nasdaq National Market and either Niku cannot obtain listing on the Nasdaq SmallCap Market or Nasdaq delists Niku's common stock from the Nasdaq SmallCap Market as well, then Niku's common stock still may qualify to trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. The Nasdaq SmallCap Market, however, is generally considered to be a less efficient market and not as broad as the Nasdaq National Market. The same is equally if not more true for the OTC Bulletin Board, relative to the Nasdaq SmallCap Market. Niku's common stock has recently traded below $1.00 per share. Accordingly, in an attempt to avoid delisting, Niku proposes that a reverse stock split be implemented for the purpose of increasing the market price of Niku's common stock above the Nasdaq minimum bid requirements.

         The board of directors has considered the potential harm to Niku of being delisted from both the Nasdaq National Market and the Nasdaq SmallCap Market and determined that a reverse stock split is necessary to attempt to comply with Nasdaq's listing standards.

         If the stockholders do not approve a reverse stock split and the stock price does not otherwise increase to and remain greater than at least $1.00 per share, Niku expects its common stock would be delisted from the Nasdaq National Market and/or the Nasdaq SmallCap Market, depending on which market the common stock is then listed on, after the periods set forth in the Nasdaq listing maintenance standards have elapsed.

         Stockholders should recognize that if a reverse split is effected, they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by 10, 15 or 20, depending on the exchange ratio determined by the board of directors). While Niku expects that the reverse split will result in an increase in the market price of its common stock, the reverse split may not increase the market price of Niku's common stock in proportion to the reduction in the number of shares of its common stock outstanding or result in a permanent increase in the market price (which depends on many factors, including Niku's performance, prospects and other factors that may be unrelated to the number of shares outstanding). The history of similar reverse stock splits for companies in like circumstances is varied. The per-share market price of Niku's common stock after the reverse split may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. In addition, Niku could be delisted due to a failure to meet other Nasdaq continued listing requirements, as described above, even if the market price per post-reverse split share of Niku's common stock remains in excess of $1.00.

         If a reverse stock split is effected and the market price of Niku's common stock declines, the percentage decline as an absolute number and as a percentage of Niku's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Niku's common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of stockholders of Niku who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, a reverse stock split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

         Number of Shares of Common Stock and Corporate Matters. The reverse stock split would have the following effects on the number of shares of common stock outstanding:

     o each 10, 15 or 20 shares of Niku's common stock, depending on the exchange ratio determined by the Board, owned by a stockholder prior to the reverse split would be exchanged for one (1) share of common stock after the reverse split;

     o the number of shares of Niku's common stock issued and outstanding would be reduced from approximately 73 million shares to approximately 7.3 million, 4.9 million or 3.7 million shares, depending on the exchange ratio determined by the Board;

     o all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of Niku's common stock will enable such holders to purchase, upon exercise of their options or warrants, one-tenth (1/10), one-fifteenth (1/15) or one-twentieth (1/20), depending on the exchange ratio determined by the Board, of the number of shares of Niku's common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to 10, 15 or 20 times, respectively, the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split; and

     o the number of shares reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under Niku's existing stock option plans and its employee stock purchase plan will be reduced to one-tenth (1/10), one-fifteenth (1/15) or one-twentieth (1/20), depending on the exchange ratio determined by the Board, of the number of shares currently included in such plans.

         The reverse stock split will affect all of Niku's stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. So long as there are more than 300 stockholders of record, Niku will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended. However, due to the magnitude of the reverse stock split, it may also have the effect of increasing the possibility of terminating these reporting requirements if the number of Niku's stockholders substantially decreases thereafter.

         Fractional Shares. Niku will not issue fractional certificates for post-reverse split shares in connection with the reverse split.
Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by 10, 15 or 20, depending on the exchange ratio determined by the board of directors, will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof.
The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of Niku's common stock, as reported in The Wall Street Journal, during the thirty (30) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of Niku's common stock on such days (as adjusted to reflect the reverse stock split) or other price determined by the board of directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

         Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Niku is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

         Authorized Shares; Future Stock Issuances. Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 186 million shares to approximately 253 million, 255 million or 256 million shares, depending on whether the exchange ratio determined by the board of directors is 1:10, 1:15 or 1:20, respectively. Niku will continue to have 10 million authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and Niku may issue such shares in financings or otherwise. If Niku issues additional shares, the ownership interest of holders of Niku's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Niku's common stock.

         Accounting Matters. The reverse stock split will not affect the par value of Niku's common stock. The reverse stock split will not impact the amounts reported as common stock or total stockholders' equity on Niku's balance sheet. The per share net income or loss and net book value of Niku's common stock will be increased because there will be fewer shares of Niku's common stock outstanding.

         Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Niku's board of directors or contemplating a tender offer or other transaction for the combination of Niku with another company), the reverse stock split proposal is not being proposed in response to any effort of which Niku is aware to accumulate Niku's shares of common stock or obtain control of Niku, nor is it part of a plan by management to recommend a series of similar amendments to Niku's board of directors and stockholders. Other than the reverse stock split proposal, Niku's board of directors does not currently contemplate recommending the adoption of any other amendments to Niku's Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Niku.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

         If Niku's stockholders approve the reverse stock split and the board of directors continues to believe that a reverse stock split is in the best interests of Niku and its stockholders, Niku will file an amendment to its Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time of the filing of the amendment, which will be referred to as the "effective time." Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

         As soon as practicable after the effective time, stockholders will be notified that a reverse stock split has been effected. Niku's transfer agent, Computershare Investor Services, will act as exchange agent for purposes of implementing the exchange of stock certificates. Such person will be referred to as the "exchange agent." Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Niku sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

         Even if the stockholders approve a reverse stock split, Niku reserves the right not to effect a reverse stock split if in the opinion of the board of directors it would not be in the best interests of Niku and its stockholders.

No Dissenter's Rights

         Under the Delaware General Corporation Law, Niku's stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and Niku will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

         The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to the holders of Niku shares. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

         Exchange Pursuant to Reverse Stock Split. No gain or loss will be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See "Cash in Lieu of Fractional Shares" below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split, including any fraction of a share deemed to have been received, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

         Cash in Lieu of Fractional Shares. A holder of pre-reverse stock split shares who receives cash in lieu of a fractional share of post-reverse stock split shares will generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by Niku. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if such pre-reverse stock split shares have been held by the holder for more than one year at the time of the reverse stock split.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of all outstanding shares of Niku's common stock will be required for approval of the Proposed Amendments. As a result, abstentions and broker non-votes will have the same effect as negative votes.

                  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE
                        IN FAVOR OF PROPOSAL NO. 1.

                           SECURITY OWNERSHIP OF
                  CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information known to Niku as of
July 31, 2002, regarding the beneficial ownership of Niku's common stock by:

     o each person known to the board of directors to own beneficially 5% or more of Niku's common stock;

     o   each of Niku's directors;

     o Niku's chief executive officer and the three other most highly compensated executive officers whose salary and bonus in fiscal 2002 exceeded $100,000; and

     o   all of Niku's directors and executive officers as a group.

         Information with respect to beneficial ownership has been furnished by each director, officer, or 5% or more stockholders, as the case may be.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within sixty (60) days after July 31, 2002. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.


  Name and Address of                                           Amount and Nature of
  Beneficial Owner                                            Beneficial Ownership(1)     Percent of Class(1)
  -------------------                                         -----------------------     -------------------

  Farzad and Rhonda Dibachi(2) ............................             11,500,739            15.73%
  c/o Niku Corporation
  305 Main Street
  Redwood City, CA 94063
  Vector Capital Partners II, L.L.C. (3)...................              6,255,367             8.56%
  465 Montgomery Street, 19th Floor
  San Francisco, CA 94104
  Terence Garnett(4).......................................              4,761,660             6.51%
  Richard N. LaBarbera(5)..................................                417,107                *
  Joshua Pickus(6).........................................                214,289                *
  Frank Gill(7)............................................                158,658                *
  Edward F. Thompson(8)....................................                 20,138                *
  Val E. Vaden(9) .........................................              6,271,338             8.58%
  All directors and executive officers as a group (8)
  persons)(10).............................................             23,343,929            31.93%

-----------------------

*    Less than 1%.

(1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after July 31, 2002. Percentages are based on 73,103,129 shares outstanding as of July 31, 2002.

(2)  Represents 10,362,546 shares held by the Dibachi Family Trust and
     1,138,193 shares subject to options exercisable within 60 days of July
     31, 2002.

(3) Represents 5,379,615 shares held by Vector Capital II, L.P., 210,806 shares held by Vector Entrepreneur Fund II, L.P. and 664,946 shares held by Vector Member Fund II L.P. Vector Capital Partners II, L.L.C.
     is the general partner of Vector Capital II, L.P., Vector Entrepreneur
     Fund II, L.P. and Vector Member Fund II, L.P. and may be deemed to have sole power to vote these shares.

(4) Represents 4,643,229 shares held by the Garnett Family Trust, 75,377 shares held by Mr. Garnett and 43,054 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. Garnett.
     Excludes 1,200,000 shares held by the Garnett 1996 Children's Trust.
     Mr. Garnett does not possess any voting or dispositive power over shares held by the Garnett 1996 Children's Trust and disclaims beneficial ownership over shares held by such trust. Mr. Garnett resigned as a director in May 2002.

(5) Represents 417,107 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. LaBarbera. Mr. LaBarbera resigned as an officer in August 2002.

(6)  Represents 47,394 shares held by the Pickus Family Trust and 166,895 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. Pickus.

(7) Represents 56,142 shares held by Frank Gill, 434 shares held by the Gill Family Trust and 102,082 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. Gill.

(8) Represents 20,138 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. Thompson.

(9) Represents 15,971 shares subject to options exercisable within 60 days of July 31, 2002 held by Mr. Vaden. Includes 6,255,367 shares held by funds managed by Vector Capital Partners II, L.L.C., of which Mr. Vaden is a Managing Member. Mr. Vaden disclaims beneficial ownership of the shares held by such funds except to the extent of his pecuniary interest therein.

(10) Represents 21,440,489 shares held by all directors and executive officers as a group and 1,903,440 shares subject to options exercisable within 60 days of July 31, 2002 held by all directors and executive officers as a group.



                           STOCKHOLDER PROPOSALS

         Under Niku's bylaws, if you intend to present a proposal at Niku's 2003 annual stockholder meeting, you must deliver a copy of your proposal to the Corporate Secretary of Niku, at Niku Corporation, 305 Main Street, Redwood City, California 94063, not less than 60 nor more than 90 days prior to the anniversary date of the 2002 annual stockholder meeting, June 26, 2002, unless the actual date of Niku's 2003 annual stockholder meeting is more than 30 calendar days before or more than 60 days after the anniversary date of our 2002 annual meeting, in which case your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2003 annual meeting or mail notice of the meeting, whichever occurs first. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements for a stockholder to have a proposal included in Niku's proxy statement.

         Stockholders interested in submitting a proposal for inclusion in the proxy materials for Niku's annual meeting of stockholders in 2003, may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 and submitting such proposal to Niku's Corporate Secretary at our address noted above. To be eligible for inclusion, stockholder proposals must be received by Niku's Corporate Secretary no later than January 31, 2003.

                               OTHER MATTERS

         The board of directors knows of no other business that will be presented at the special meeting. If any other business is properly brought before the special meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

         It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                        By Order of the Board of Directors,


                                        /s/ Farzad Dibachi
                                        ----------------------------------------
                                        Farzad Dibachi
                                        President, Chief Executive Officer and
                                        Chairman of the Board

September 5, 2002
Redwood City, California


Delivery of this Proxy Statement. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially means extra convenience for security holders and cost savings for companies.

Certain brokers with account holders who are Niku stockholders may be "householding" Niku's proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or Niku that the broker will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker or direct your written request to Niku Corporation, Investor Relations, 305 Main Street, Redwood City, CA 94063.

Stockholders who currently receive multiple copies of proxy statements at their address and would like to request "householding" should contact their broker.

                                APPENDIX A-1

                  FORM OF CERTIFICATE OF AMENDMENT OF THE
            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              NIKU CORPORATION

   Joshua Pickus hereby certifies that:

1. He is the duly elected and acting Secretary of Niku Corporation, a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the first paragraph thereof:

"Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, be combined into one-tenth (1/10) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, as reported in The Wall Street Journal, on the thirty (30) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected hereby) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors)."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this __________ day of ___________________, 2002.


---------------------------------
Joshua Pickus, Secretary

                                APPENDIX A-2

                  FORM OF CERTIFICATE OF AMENDMENT OF THE
            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              NIKU CORPORATION

Joshua Pickus hereby certifies that:

1. He is the duly elected and acting Secretary of Niku Corporation, a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the first paragraph thereof:

"Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, be combined into one-fifteenth (1/15) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, as reported in The Wall Street Journal, on the thirty (30) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected hereby) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors)."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this _________ day of ____________, 2002.


---------------------------
Joshua Pickus, Secretary

                                APPENDIX A-3

                  FORM OF CERTIFICATE OF AMENDMENT OF THE
            AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              NIKU CORPORATION

Joshua Pickus hereby certifies that:

1. He is the duly elected and acting Secretary of Niku Corporation, a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation of the Corporation.

3. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

4. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted after the first paragraph thereof:

"Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Amended and Restated Certificate of Incorporation, be combined into one-twentieth (1/20) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, as reported in The Wall Street Journal, on the thirty (30) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected hereby) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected hereby) or other price determined by the Board of Directors)."

         IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, which amends certain provisions of the Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this _________ day of ____________, 2002.


---------------------------------
Joshua Pickus, Secretary

                              NIKU CORPORATION
            Proxy Solicited on Behalf of The Board of Directors
           For Special Meeting of Stockholders--October 10, 2002

     The undersigned appoints Farzad Dibachi and Joshua Pickus, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated above, all the Common Stock of Niku Corporation, which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the special meeting of stockholders thereof to be held on October 10, 2002 or at any adjournment or postponement thereof.

     This proxy, when properly executed and returned in a timely manner, unless otherwise marked, will be voted FOR Proposal No. 1 and in accordance with the judgment and in the discretion of the persons named as proxies herein on any other business that may properly come before the special meeting of stockholders or any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

     The Board of Directors unanimously recommends a vote FOR Proposal No. 1.

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                        /*\ FOLD AND DETACH HERE /*\

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

                              NIKU CORPORATION
 PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /*/

                                                 For     Against     Abstain

1.  To approve a series of amendments to
    the Company's Amended and Restated
    Certificate of Incorporation to
    effect a reverse stock split of the
    Company's common stock, whereby each
    outstanding 10, 15 or 20 shares
    would be combined and converted into
    one share of common stock, with the
    effectiveness of one of such
    amendments and the abandonment of
    the others, or the abandonment of
    all of such amendments, to be determined
    by the Board of Directors in its
    discretion, as described in the
    proxy statement.                             / /        / /          / /


Please sign exactly as your name appears on this proxy. If more than one name appears all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership. Please date this proxy.

Signature:                                 Date:
         -------------------------               -------------------------


Printed Name:                              Address:

        --------------------------               -------------------------


          WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE
           COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT
               PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.


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                        /*\ FOLD AND DETACH HERE /*\


        PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                        USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------